UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2018

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000- 55393	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01. Other Events

Reactivation of Share Repurchase Program

On April 26, 2018, the board of directors of American Realty Capital New York City REIT, Inc. (the “Company”) unanimously reactivated the Company’s share repurchase program (the “SRP”). The Company had suspended the SRP during the pendency of the Company’s offer to purchase up to 140,000 shares of the Company’s common stock, which expired on March 20, 2018.

The SRP continues to be available only for requests made following the death or qualifying disability of a stockholder with respect to shares purchased from the Company or received from the Company (directly or indirectly) through one or more non-cash transactions. Repurchases under the SRP are subject to various terms and conditions, including a limitation on the total value of repurchases during any semiannual period to the lesser of the amount of proceeds received from issuances of the Company’s common stock pursuant to the Company’s distribution reinvestment plan (the “DRIP”) and 2.5% of the weighted average number of shares outstanding during the previous fiscal year. As previously disclosed, the Company is no longer receiving proceeds from the DRIP due to the Company’s suspension of the distributions, effective as of March 1, 2018. As a result, repurchases will be limited to DRIP proceeds received by the Company prior to the suspension of distributions. The SRP is administered at the discretion of the board of directors who may identify other sources of funding for repurchases under the SRP, reject any request for repurchase or amend, suspend or terminate the SRP upon notice. There can be no assurance any request for repurchase will be accepted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2018	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer, President and Secretary